Exhibit 99.14

Allen & Overy LLP
Mediaset Investment N.V. | integral text of the Articles of Association
SR/AB/0078081-0000003
99130467

ARTICLES OF ASSOCIATION:

Name. Corporate seat.

Article 1.

The name of the company is: Mediaset Investment N.V.

Its corporate seat is in Amsterdam, the Netherlands.

Objects.

Article 2.

The objects of the company are to participate in, to take an interest in any other way in and conduct the management of other business enterprises of whatever nature, and further to finance third parties and in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Share capital and shares.

Article 3.

3.1.                            The authorised capital of the company is one hundred eighty thousand euro (EUR 180,000) and consists of one hundred eighty thousand (180,000) shares with a nominal value of one euro (EUR 1) each.

3.2.                            The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.                            No share certificates shall be issued.

3.4.                            The company may not with a view to the subscription or acquisition by others of shares or depositary receipts for shares in its share capital provide security, guarantee the price, give any other guarantee or assume liability, on a joint and several basis or otherwise, with or for others.

3.5.                            The company may grant loans for the purpose of a subscription for or an acquisition of shares or depositary receipts for shares in its share capital subject to any applicable statutory provisions.

A resolution by the management board to grant a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting.

Issue of shares.
Article 4.

4.1.                            Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.                            Shares shall never be issued at a price below par.

4.3.                            Shares shall be issued by notarial deed, in accordance with section 2:86 of the Civil Code.

4.4.                            The company shall within eight days of the resolution of the general meeting to issue shares file the complete text of the resolution with the Trade Register.

4.5.                            The company is not authorised to cooperate in the issue of depositary receipts for shares.

Pre-emptive right.

Article 5.

5.1.                            Upon issue of shares against payment in cash, each shareholder shall have a pre-emptive right in proportion to the aggregate amount of his shares, subject to paragraph 5 and subject to section 2:96a subsection 1 third sentence of the Civil Code.

5.2.                            Pre-emptive rights may not be separately disposed of.

5.3.                            If pre-emptive rights exist in respect of an issue of shares, the general meeting shall determine, with due observance of this article and simultaneously with the resolution to issue shares, the manner in which and the period within which such pre-emptive rights may be exercised. The length of that period shall be at least four weeks from the date the notification referred to in paragraph 4 is sent.

5.4.                            The company shall notify in writing all shareholders of an issue of shares in respect of which pre-emptive rights exist and of the period of time within which such rights may be exercised.

5.5.                            The pre-emptive right may be limited or excluded pursuant to a resolution of the general meeting. The limitation or exclusion proposal shall contain a written explanation of the reasons for the proposal and the selection of the intended issue price.

5.6.                            If less than fifty percent of the issued capital is represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the general meeting to limit or exclude the pre-emptive right. The company shall within eight days of the resolution file the complete text of the resolution with the Trade Register.

5.7.                            The provisions of this article and article 4 shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

Payment for shares.
Article 6.

6.1.                            Shares shall only be issued against payment in full.

6.2.                            Payment must be made in cash to the extent that no alternative contribution has been agreed.

6.3.                            Payment in cash may be made in a foreign currency, subject to the company’s consent.

Acquisition and disposal of shares.

Article 7.

7.1.                            Subject to authorisation by the general meeting and subject to the applicable statutory provisions, the management board may cause the company to acquire fully paid up shares in its own share capital for a consideration.

7.2.                            The general meeting shall resolve upon the disposal by the company of shares acquired in its share capital.

Shareholders register.

Article 8.

8.1.                            The management board shall maintain a shareholders register in accordance with the relevant statutory requirements.

8.2.                            The management board shall make the register available at the office of the company for inspection by the shareholders and other holders of meeting rights.

Transfer of shares.

Article 9.

Any transfer of shares shall be effected by notarial deed, in accordance with section 2:86 of the Civil Code.

Notices of meetings and notifications.

Article 10.

10.1.                     Notices of meetings and notifications to shareholders and other holders of meeting rights shall be sent to the addresses stated in the shareholders register. Each shareholder and usufructuary of shares shall inform the management board of his address.

10.2.                     Notifications to the management board shall be sent to the office of the company or to the addresses of all managing directors.

10.3.                     Notices of meetings and notifications by means of a legible and reproducible electronic communication shall be sent to the address provided for that purpose.

Management.

Article 11.

11.1.                     The company shall be managed by a management board, consisting of one or more managing directors. The general meeting shall determine the number of managing directors.

A legal entity may be appointed as a managing director.

11.2.                     Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

11.3.                     The policy with regard to the board of director’s remuneration shall be adopted by the general meeting.

The general meeting shall determine the remuneration and other terms and conditions which apply to the managing directors.

11.4.                     In the event that one or more managing directors is prevented from acting, or in the case of a vacancy or vacancies for one or more managing directors, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or there are vacancies for all managing directors or there is a vacancy for the only managing director, the person designated or to be designated by the general meeting shall temporarily be in charge of the management.

In the case of vacancy of all managing directors or the sole managing director, the person as meant in the previous sentence shall as soon as possible take the necessary measures to make a definitive arrangement.

Resolutions by the management board.

Article 12.

12.1.                     With due observance of these articles of association, the management board may adopt rules governing its internal proceedings. Furthermore, the managing directors may divide their duties among themselves, whether or not by rules.

12.2.                     The management board shall meet whenever a managing director so requires. The management board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the general meeting shall decide.

12.3.                     If a managing director has a direct or indirect personal conflict of interest with the company, he shall not participate in the deliberations and the decision-making process concerned in the management board. If as a result thereof no resolution of the management board can be adopted, the resolution is adopted by the general meeting.

12.4.                     The management board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or in a reproducible manner by electronic means of communication and all managing directors entitled to vote have consented to adopting the resolution outside a meeting.

Article 12 paragraphs 2 and 3 shall equally apply to adoption by the management board.

12.5.                     The management board shall adhere to the instructions of the general meeting in respect of the general lines in respect of the financial, social, economic and personnel policies to be pursued by the company as well as in respect of the policies in the following matters: marketing, environment and long-term cooperation.

12.6.                     The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the management board require its approval; such resolutions must be clearly specified and be notified to the managing directors in writing.

12.7.                     A lack of approval by the general meeting of a resolution referred to in this article shall not affect the representative authority of the management board or the managing directors.

Representation.

Article 13.

13.1.                     The management board, as well as each managing director individually, is authorised to represent the company.

13.2.                     If all shares in the company’s share capital are held by one shareholder, legal acts with such shareholder shall, if such shareholder also represents the company, be laid down in writing. The foregoing equally applies to a joint owner in a matrimonial community of property or a community of registered partnership comprising shares but does not apply to legal acts that under the conditions stipulated are in the company’s normal course of business.

Authorised signatories.

Article 14.

The management board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The management board may also grant such titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company. Any procuration may be revoked at any time.

General meetings.

Article 15.

15.1.                     The annual general meeting shall be held within six months after the end of the financial year.

15.2.                     The agenda for this meeting shall in any case include the adoption of the annual accounts, the allocation of profits and the granting of discharge to managing directors for their management in the past year, unless the period for preparation of the annual accounts has been extended.

At this general meeting, furthermore, all items which have been put on the agenda in accordance with paragraphs 5 and 6 shall be discussed.

15.3.                     A general meeting shall be convened whenever the management board or a shareholder considers this appropriate or the law requires it.

15.4.                     General meetings shall be held in the municipality where the company has its corporate seat.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented and all other holders of meeting rights are present or represented.

15.5.                     Shareholders and other holders of meeting rights shall be given notice of the general meeting by the management board, by a managing director or by a shareholder. The notice shall specify the items to be discussed.

15.6.                     Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented and all other holders of meeting rights are present or represented.

The preceding sentence shall equally apply to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

15.7.                     The general meeting shall appoint its chairman. The chairman shall designate the secretary.

15.8.                     Minutes shall be kept of the business transacted at a meeting.

Voting rights of shareholders.

Article 16.

16.1.                     Each share confers the right to cast one vote. Holders of a right of usufruct on shares shall only be entitled to vote if this was stipulated when the right of usufruct was created. The voting rights attached to shares may not be conferred on pledgees of those shares.

Holders of a right of usufruct without voting rights and pledgees of shares shall not be entitled to the rights conferred by law on the holders of depositary receipts issued for shares with the company’s cooperation.

Managing directors have as such an advisory vote at the general meetings.

16.2.                     Shareholders and other holders of meeting rights may be represented at a meeting by a proxy authorised in writing.

16.3.                     Resolutions shall be adopted by an absolute majority of the votes cast, unless the law prescribes a larger majority.

16.4.                     Each shareholder is, either in person or by proxy authorised in writing, entitled to participate in a general meeting, to address the meeting and exercise his voting rights by electronic means of communication. To do so he must be able to participate in the deliberations through electronic means of communication. The management board may with the consent of the general meeting attach conditions to the use of the electronic means of communication. The notice of meeting shall set out these conditions or state where they can be consulted.

16.5.                     For the purpose of paragraphs 2 and 4, the requirement of proxy in written form shall also be met if the proxy has been recorded electronically.

16.6.                     Shareholders and holders of a right of usufruct with voting rights may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all persons entitled to vote have cast their votes in writing or by legible and reproducible electronic communication in favour of the proposal concerned.

Those who have adopted a resolution without holding a meeting shall forthwith notify the management board of the resolution so adopted.

Financial year. Annual accounts.
Article 17.

17.1.                     The financial year shall coincide with the calendar year.(1)

17.2.                     Annually, within five months after the end of each financial year — save where this period is extended by a maximum of five months by the general meeting on the basis of special circumstances - the management board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders and other holders of meeting rights.

The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 18, if the instructions referred to in that article have been given, by the management report, unless section 2:391 of the Civil Code does not apply to the company, and by the additional information referred to in subsection 1 of section 2:392 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons.

Auditor.

Article 18.

The company may instruct an auditor, as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the management board in accordance with subsection 3 of that section, provided however that the company must give such instructions if the law so requires.

(1) Following the amendment of article 17.1 of the articles of association of DutchCo to be approved by the general meeting of shareholders of DutchCo before 30 June 2019, article 17.1 will read “The Company’s financial year will run from 1 July to 30 June every year”. Article 17.1 will be subsequently amended in September 2019 so that it will read again “The Company’s financial year is the calendar year”.

If the law does not require that the instructions mentioned in the preceding sentence be given, the company may also instruct another expert to audit the annual accounts prepared by the management board; such expert is hereinafter also referred to as auditor.

The general meeting shall be authorised to give the instructions referred to above. If the general meeting fails to give the instructions, the management board shall be authorised to do so.

The instructions given to the auditor may be revoked by the general meeting or by the management board if it has given the instructions. The instructions may only be revoked for good reasons with due observance of section 2:393 subsection 2 of the Civil Code.

The auditor shall report on his audit to the management board and shall issue a certificate containing the results of the audit.

Profit and loss.

Article 19.

19.1.                     Distribution of profits pursuant to this article shall take place after the adoption of the annual accounts which show that the distribution is allowed.

19.2.                     The profits shall be at the free disposal of the general meeting.

19.3.                     The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its shareholders’ equity exceeds the sum of its issued share capital and the reserves to be maintained by law.

19.4.                     A loss may be set off against the reserves to be maintained by law only to the extent permitted by law.

19.5.                     Shares which the company holds in its own share capital shall not be taken into account for the purpose of determining how the amount to be distributed on shares is to be divided.

Distribution of profits.

Article 20.

20.1.                     Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the management board.

20.2.                     The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

20.3.                     Without prejudice to paragraph 3 of article 19 the general meeting may resolve to distribute all or any part of the reserves.

20.4.                     An interim distribution shall be made if the general meeting so determines on the proposal of the management board and provided that an interim statement of assets and liabilities which has been drawn up in accordance with the statutory requirements shows that the requirement of paragraph 3 of article 19 has been fulfilled.

Liquidation.

Article 21.

21.1.                     If the company is dissolved pursuant to a resolution of the general meeting, it shall be liquidated by the management board if and to the extent that the general meeting does not appoint other liquidators.

21.2.                     After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.